
                                                                                                                          EXHIBIT 12

                                    Fiscal     Nov. 30      Feb. 26       Fiscal      Fiscal       Fiscal       Nov. 30     Nov. 29
                                     1993        1993         1994         1995        1996         1997          1996        1997
                                    ------     --------     --------      ------      ------       ------       --------    -------
Ratio of earnings to
    fixed charges
--------------------

Income before income taxes          5,304       10,295          807       23,265       25,206       18,449       19,982      21,281

Plus fixed charges:
     Interest expense               4,186        2,893        1,455        5,777        7,073       14,509       11,105      11,321
     Interest factor included
        in rent expense               175           50          149          286          445          541          397         490
Amortization of deferred
     financing costs                  270          252          206          787          893          976          762         762
                                   ------       ------       ------       ------       ------       ------       ------      ------

Total Earnings                      9,935       13,490        2,617       30,115       33,617       34,475       32,246      33,854

Fixed Charges                       4,631        3,195        1,810        6,850        8,411       16,026       12,264      12,573

Ratio                                 2.1          4.2          1.5          4.4          4.0          2.2          2.6         2.7

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